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                                                                     Exhibit 5.1

                        Testa, Hurwitz & Thibeault, LLP
                                125 High Street
                               Boston, MA 02110


                                November 6, 2001


Davox Corporation
6 Technology Park Drive
Westford, Massachusetts 01886

   Re: Registration Statement on Form S-8
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Ladies and Gentlemen:

   We are acting as counsel to Davox Corporation, a Delaware corporation (the "Company"), in connection with its registration on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to an aggregate of 20,000 shares (the "Shares") of the Company's common stock, $.10 par value per share, to be issued upon the exercise of options issued under the Company's 2001 Stock Option Plan (the "Plan").

   In rendering our opinion, we have examined original or certified copies of the Company's Restated Certificate of Incorporation, as amended, the Company's By-laws, as amended, the corporate records of the Company to the date hereof, and such other certificates, documents, records and materials as we have deemed necessary in connection with this opinion letter.

   Based upon and subject to the foregoing, we are of the opinion that the Shares issued or proposed to be issued by the Company pursuant to the Plan will be, upon receipt of the consideration provided for in the Plan, validly issued, fully paid and nonassessable after issuance of such Shares in accordance with the terms of the Plan.

   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                             Very truly yours,

                             /s/ Testa, Hurwitz & Thibeault, LLP

                             TESTA, HURWITZ & THIBEAULT, LLP